Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Toll Brothers, Inc. Employee Stock Purchase Plan (2017), of our reports dated December 23, 2016, with respect to the consolidated financial statements of Toll Brothers, Inc. and the effectiveness of internal control over financial reporting of Toll Brothers, Inc. included in its Annual Report (Form 10-K) for the year ended October 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
May 1, 2017